FUND REORGANIZATION

On October 25, 2012, the shareholders of the FBR Large Cap Fund, FBR Mid Cap Fund and FBR Small Cap Fund approved the agreement and plan of reorganization providing for the transfer of assets and the assumption of liabilities of the FBR Large Cap Fund, FBR Mid Cap Fund and FBR Small Cap Fund by each of the Hennessy Cornerstone Large Growth Fund, the Hennessy Cornerstone Mid Cap 30 Fund (f/k/a Hennessy Focus 30 Fund), and the Hennessy Cornerstone Growth Fund, respectively.  The purpose of the reorganization was to combine two funds with substantially similar investment objectives.  While each FBR Fund and its corresponding Hennessy Fund had differing investment strategies, essentially all of the investments of the applicable FBR Fund were eligible investments for the corresponding Hennessy Fund.  FBR Fund Advisers, the investment adviser to the FBR Funds, and its parent company, FBR & Co., completed a strategic review of the management and operations of the FBR Funds and determined that it was advisable to pursue the sale of FBR Fund Advisers and the reorganization of the FBR Funds with another fund group.  Following this strategic review process, FBR & Co. and FBR Fund Advisers identified Hennessy Advisors as an asset management firm that they believed could successfully manage the investments of the current shareholders of the FBR Funds following the completion of the proposed reorganization of the FBR Funds into the Hennessy Funds.  FBR & Co. and FBR Fund Advisers determined that because Hennessy Advisors is focused on providing high quality investment management services to the Hennessy Funds and also providing high quality customer service to their shareholders, Hennessy Advisors was well suited to acquire FBR Fund Advisers and have the Hennessy Funds acquire the assets of the FBR Funds.  The reorganization was effective as of the close of business on October 26, 2012.  The following tables illustrate the specifics of each Fund’s reorganization:

FBR Small Cap Fund Net Assets	Shares issued to Shareholders of FBR Small Cap Fund	Hennessy Cornerstone Growth Fund Net Assets	Combined Net Assets	Tax Status of Transfer
$34,071,809(1)	2,732,499	$265,131,165	$299,202,974	Non-taxable

(1) Includes accumulated realized losses and unrealized appreciation in the amounts of ($5,680,576) and $1,928,859 respectively.

FBR Mid Cap Fund Net Assets	Shares issued to Shareholders of FBR Mid Cap Fund	Hennessy Cornerstone Mid Cap 30 Fund Net Assets	Combined Net Assets	Tax Status of Transfer
$16,374,6861)	1,154,875	$171,822,952	$188,197,638	Non-taxable

(1) Includes accumulated realized losses and unrealized appreciation in the amounts of ($3,572,309) and $2,496,269 respectively.

FBR Large Cap Fund Net Assets	Shares issued to Shareholders of FBR Large Cap Fund	Hennessy Cornerstone Large Growth Fund Net Assets	Combined Net Assets	Tax Status of Transfer
$33,698,161(1)	3,110,613	$75,963,129	$109,661,290	Non-taxable

(1)	Includes accumulated realized losses and unrealized appreciation in the amounts of ($8,750,388) and $4,423,584 respectively.

Assuming the reorganization had been completed on November 1, 2011, the beginning of the annual reporting period of each of the respective Hennessy Funds, the pro forma of operations (unaudited) for the year ended October 31, 2012, would have been as follows:

	Hennessy Cornerstone Growth Fund	Hennessy Cornerstone Mid Cap 30 Fund	Hennessy Cornerstone Large Growth Fund
Net investment income/(loss)	($1,376,925)	$1,116,789	$1,424,677
Net realized gain/(loss) on investments	$6,068,686	$415,390	$501,406
Change in unrealized appreciation/depreciation on investments	$46,095,075	$22,755,030	$7,914,251
Net increase/(decrease) in net assets resulting from operations	$50,786,836	$24,287,209	$9,840,334

Because the combined investment portfolios have been managed as a single integrated portfolio since the reorganization was completed, it is not practicable to separate the amounts of revenue and earnings for the respective FBR Funds that have been included in each of the Hennessy Funds’ statement of operations since October 26, 2012.